Exhibit 99.1
BROADPOINT GLEACHER ANNOUNCES FIRST QUARTER RESULTS WITH NET REVENUES OF $79.3 MILLION
NEW YORK, N.Y., May 4, 2010 — Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG), to be renamed Gleacher & Company, Inc., reported today financial results for the first quarter ended March 31, 2010. The Company will hold a conference call this morning, May 4, 2010, at 10:00 A.M. (EDT) (See Conference Call Information below) to discuss these results.
Highlights for the first quarter ended March 31, 2010 and March 31, 2009
(In thousands)

	Three Months Ended
	March 31,	March 31,
Net Revenues (including net interest income)	2010	2009

Net revenues	$79,303	$70,560
(Loss)/income from continuing operations before income taxes (GAAP)	(2,051)	9,336
Add back: Compensation expense associated with the resignations of the former Chief Executive Officer and the former Chief Financial Officer (1)	13,306	—

Adjusted income from continuing operations before income taxes (Non-GAAP)	$11,255	$9,336

Note: See the paragraph captioned “Non-GAAP Financial Measures” for additional information.

(1)	Compensation expense consists of $12.7 million non-cash expense.
Highlights of the first quarter include:
•	Net revenues of $79.3 million for the first quarter of 2010, compared to $70.6 million for the first quarter of 2009. Revenue growth in the first quarter was driven principally by increased investment banking revenues.

•	The pre-tax loss of $2.1 million includes $13.3 million in compensation expense associated with the resignations of the former Chief Executive Officer and the former Chief Financial Officer.

•	Annualized net revenue per employee of $0.9 million.

•	Served as joint book-running manager on two notes offerings totaling $605 million and as sole dealer manager on a $150 million debt exchange transaction.

•	Eric Gleacher assumed the additional role of Chief Executive Officer.

•	Announced the consolidation of the Company’s branding to Gleacher & Company.
Eric Gleacher, Chairman and Chief Executive Officer, said, “The long term growth potential of the Company was demonstrated in the first quarter by our work on the successful Appleton and Reddy Ice note offerings. These transactions show the strength of the full service investment banking model—attractive financing terms and strategic advice for our corporate clients and quality investment opportunities for our institutional investor clients.”
Peter McNierney, President and Chief Operating Officer, said, “We are very pleased to have unified the branding of the firm to Gleacher & Company and consolidated our New York presence to a single office. This closer coordination of our divisions will allow us to better provide a full suite of services to our corporate and institutional clients.”

Overview of Financial Results for the Quarters Ended March 31, 2010 and March 31, 2009
(In thousands except per share amounts)
(Unaudited Consolidated Statements of Operations)

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Principal transactions	$46,306	$52,041
Commissions	4,165	4,902
Investment banking	15,098	5,190
Investment gains / (losses), net	150	(9)
Interest	16,161	10,648
Fees and other	910	1,490

Total revenues	82,790	74,262
Interest expense	3,487	3,702

Net revenues	79,303	70,560

Expenses (excluding interest):
Compensation and benefits*	68,201	52,407
Clearing, settlement and brokerage	1,375	812
Communications and data processing	3,207	2,287
Occupancy, depreciation and amortization	2,246	1,788
Amortization of intangible assets	1,078	257
Selling	1,195	925
Other	4,052	2,748

Total expenses (excluding interest)	81,354	61,224

(Loss) / income before income taxes and discontinued operations	(2,051)	9,336

Income tax (benefit) / expense	(1,843)	4,357

(Loss) / income from continuing operations	(208)	4,979
(Loss) / income from discontinued operations, net of taxes	(3)	42

Net (loss) / income	$(211)	$5,021

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.00)	$0.07
Discontinued operations	—	—

Net (loss) / income per share	$(0.00)	$0.07

Diluted (loss) / earnings per share:
Continuing operations	$(0.00)	$0.06
Discontinued operations	—	—

Net (loss) / income per share	$(0.00)	$0.06

Weighted average common and common equivalent shares outstanding:
Basic	119,301	75,526
Diluted	119,301	79,798

*Compensation and benefits detail:
Salary, bonus and benefits	$46,508	$44,964
Earnout associated with BNY transaction	3,124	4,723
Employee stock-based compensation	18,569	2,720

Total	$68,201	$52,407

Discussion of operating results for the first quarter of 2010 compared to the first quarter of 2009
Net revenues for the first quarter of 2010 were $79.3 million, an increase of $8.7 million, or 12 percent, from $70.6 million in the first quarter of 2009. Pre-tax loss from continuing operations in the first quarter was $2.1 million compared to pre-tax income from continuing operations of $9.3 million in the prior year quarter. The first quarter pre-tax loss includes compensation expense of $13.3 million related to the resignations of the former Chief Executive Officer and the former Chief Financial Officer.
Revenues from principal transactions and commissions were $50.5 million in the first quarter of 2010, a decrease of $6.5 million, or 11 percent, compared to the first quarter of 2009, due to decreased revenues of $8.9 million in corporate bonds and $1.0 million in equities, partially offset by an increase in mortgage and asset backed revenues of $3.5 million. Investment banking revenues increased $9.9 million over the first quarter of 2009 to $15.1 million, due to an increase in capital markets activity and advisory activity. Investment gains were $0.2 million compared to a $9,000 loss in the first quarter of 2009. Net interest income increased by $5.7 million over the first quarter of 2009 to $12.7 million in the first quarter of 2010, primarily due to coupon interest generated on higher mortgage and asset backed securities inventory levels. Fees and other revenues of $0.9 million decreased by $0.6 million compared to the first quarter of 2009, primarily due to a decrease in payments received for equity research.
Non-interest expenses for the first quarter of 2010 of $81.4 million increased $20.2 million, or 33 percent, compared to $61.2 million in the first quarter of 2009. In the first quarter of 2010, compensation and benefits expense was $68.2 million, an increase of $15.8 million, or 30 percent, over the prior year quarter, primarily due to the expense associated with the resignations of the former CEO and former CFO as well as an increase in revenues of 12 percent. Clearing, settlement and brokerage costs were $1.4 million, an increase of $0.6 million, or 69 percent, compared to the prior year quarter due to an increase in the costs associated with new fixed income products traded. Communications and data processing expense of $3.2 million increased by $0.9 million compared to the first quarter of 2009 due to increased business activity. Occupancy, depreciation and amortization expense of $2.2 million increased $0.5 million, or 26 percent, compared to the first quarter of 2009 due to the leasing of additional office space. Amortization of intangibles increased $0.8 million, or 319 percent, to $1.1 million in the first quarter of 2010 due to the acquisition of Gleacher Partners, which occurred in June of 2009. Selling expense increased $0.3 million, or 29 percent, to $1.2 million in the first quarter of 2010 due to an increase in sales activity. Other expenses increased $1.3 million, or 47 percent, to $4.1 million in the first quarter of 2010 primarily due to an increase in professional service fees and the implementation of a new SIPC assessment fee.

Condensed Consolidated Statements of Financial Condition
(In thousands except per share and share amounts)
(Unaudited Consolidated Statements of Financial Condition)

	March 31,	December 31,
As of	2010	2009

Assets
Cash and cash equivalents	$33,288	$24,997
Cash segregated for regulatory purposes	100	100
Receivables from:
Brokers, dealers and clearing agencies	13,671	19,797
Others	14,587	17,105
Securities owned, at fair value	832,360	979,701
Investments	19,756	19,326
Office equipment and leasehold improvements, net	4,554	3,069
Goodwill	106,141	105,694
Intangible assets	18,185	19,263
Deferred tax assets, net	21,974	16,137
Other assets	11,109	10,974

Total Assets	$1,075,725	$1,216,163

Liabilities
Payables to:
Brokers, dealers and clearing agencies	$555,592	$691,495
Others	13,211	14,180
Securities sold, but not yet purchased, at fair value	96,175	72,988
Accrued compensation	23,205	70,728
Accounts payable	1,696	2,203
Accrued expenses	5,326	4,754
Income taxes payable	1,836	2,397
Deferred tax liabilities	2,751	2,817
Mandatorily redeemable preferred stock	24,477	24,419

Total Liabilities	724,269	885,981

Commitments and Contingencies
Subordinated debt	1,197	1,197

Shareholders’ Equity
Common stock; $.01 par value; authorized 200,000,000 and 200,000,000 shares, respectively; issued 128,901,290 and 125,056,247 shares, respectively; and outstanding 128,294,480 and 124,357,163 shares, respectively	1,251	1,251
Additional paid-in capital	433,541	411,633
Deferred compensation	534	534
Accumulated deficit	(83,353)	(83,142)
Treasury stock, at cost (606,810 shares and 699,084 shares, respectively)	(1,714)	(1,291)

Total Shareholders’ Equity	350,259	328,985

Total Liabilities and Shareholders’ Equity	$1,075,725	$1,216,163

Income Tax Note
The Company’s effective income tax rate from continuing operations for the three month period ended March 31, 2010 of 89.9% resulted in an income tax benefit of approximately $1.8 million. The effective income tax rate includes the benefit of a discrete item of 41.6% due to the reversal of prior year non-deductible share-based compensation previously granted to the Company’s former CEO. In 2009, the compensation was not deductible due to the application of IRC Section 162(m), but became deductible as a result of the officer’s separation from the Company in the current quarter. The effective rate also differs from the statutory rate of 35% primarily due to state and local income taxes, preferred stock dividends, non-deductible compensation and meals and entertainment expense.
Non-GAAP Financial Measures
The Company has presented non-GAAP financial measures to enhance an investor’s evaluation of the Company’s operating results.
Annualized net revenue per employee, stated previously in this press release, may be viewed as a non-GAAP financial measure. We calculate this number by dividing our net revenue for the quarter by the average number of employees during the period and multiplying by four. Our annualized net revenue per average number of employees during the first quarter of 2010, calculated using our first quarter net revenues of $79.3 million, and an average of 343 employees, was $0.925 million.
Adjusted income from continuing operations, stated previously in this press release is a non-GAAP financial measure. We calculate this number by adding back to our GAAP pre-tax loss, the severance expense and related employee benefits and the remaining stock based compensation amortization for the former CEO and the former CFO since the dates of their resignations.
Conference Call Information
The Company will hold a conference call today, May 4, 2010, at 10:00 A.M. (EDT). This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as being distributed through Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site. To participate on the call, please dial 888.713.4216 for domestic calls or 617.213.4868 for international calls, participant passcode 34423033 or request the Broadpoint Gleacher earnings call. For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 52612678.

About Gleacher & Company
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG), to be renamed Gleacher & Company, Inc., is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. For more information, please visit http://www.gleacher.com.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
For Additional Information Please Contact:

Investor Contact	Media Contact
Peter McNierney	Ray Young
President and Chief Operating Officer	Halldin Public Relations
Broadpoint Gleacher Securities Group, Inc.	916.781.0659
212.273.7100